FOR IMMEDIATE RELEASE

April 25, 2024

For more information

Kathryn Shrout Mistich, VP, Investor Relations Manager

504.539.7836 or kathryn.mistich@hancockwhitney.com

Hancock Whitney Increases Quarterly Dividend 33%

GULFPORT, Miss. (April 25, 2024) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that at its April meeting, the Company’s Board of Directors (“the Board”) approved a regular second quarter 2024 common stock cash dividend of $0.40 per common share, an increase of $0.10 per common share, or 33%. The second quarter dividend is payable on June 14, 2024 to shareholders of record as of June 5, 2024.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. More information is available at www.hancockwhitney.com.

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